Exhibit 99.2
AMENDMENT NUMBER ONE
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
2022 LONG-TERM INCENTIVE PLAN

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”) has adopted and maintains the Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan (the “Plan”) for the benefit of certain employees;

WHEREAS, pursuant to Section 7.2 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval;

WHEREAS, 5,000,000 Common Shares of the Company (the “Common Shares”) initially were authorized for issuance under the Plan; and

WHEREAS, the Board desires to amend the Plan to authorize 7,000,000 additional Common Shares for issuance under the Plan, subject to approval of such amendment by the shareholders of the Company at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”).

NOW, THEREFORE, BE IT RESOLVED, that subject to approval by the shareholders of the Company at the 2024 Annual Meeting, Section 3.3(a) of the Plan hereby is amended, effective upon such shareholder approval, to replace the phrase “5,000,000 shares of Common Stock initially shall be available under the Plan” with the phrase “12,000,000 shares of Common Stock shall be available under the Plan.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment Number One as of this ________ day of February, 2024.

TELEPHONE AND DATA SYSTEMS, INC.

By:
Its:	President and Chief Executive Officer